EXHIBIT 99.1

meridian BIOSCIENCE®

LIFE DISCOVERED. LIFE DIAGNOSED.

For Immediate Release

Meridian Bioscience Lyo-Ready 1-Step RT-qPCR Mix is Used in the Development of Molecular Diagnostics for New Coronavirus Outbreak

CINCINNATI, January 27, 2020 (GLOBE NEWSWIRE) -- Meridian Bioscience, Inc. (NASDAQ: VIVO) today announced a novel coronavirus, identified by Chinese authorities on January 7 and currently named 2019-nCoV, is a new strain that had not been previously identified in humans. The outbreak started on the Chinese city of Wuhan, 56 people have already died and more than 2,000 confirmed infected. This new virus has already spread to other parts of mainland China and several other countries and health authorities around the world are taking action to prevent a global epidemic.

The World Health Organization (WHO) has provided interim guidance to laboratories and stakeholders involved in laboratory testing of patients who meet the definition of suspected case of pneumonia associated with 2019-nCoV. Sequence information from the 2019-nCoV has recently been made available and diagnostic companies and laboratories in China have turned to Meridian’s Lyo-Ready 1-Step RT-qPCR Mix to develop fast and accurate screening assays.  Meridian’s manufacturing team is working diligently to meet the supply of critical reagents for the detection of Coronavirus and fast response to the outbreak.

Dr. Liang Zhang, General Manager for Meridian in China, commented, “The advantage of the Meridian Lyo-Ready 1-Step RT-qPCR Mix is that the assay can be set up and freeze-dried, so that they are highly stable, just requiring the patient sample to be added and the assay run. This means that patients can be screened very quickly to help stop the spread of this virus.  We are pleased to have a reagent that works so well and makes economic sense for Coronavirus diagnostics during these times of great urgency.”

Dr. Steve Hawkins, Product Marketing Manager added. “Over the last few days we have seen significant demand for our Lyo-Ready One-Step RT-qPCR Mix. This ready-to-use, lyophilization-friendly mix is designed to improve the accuracy of assays, increase operational efficiencies and reduce their overall costs, making screening fast and affordable, upholding our commit to bringing innovation and quality products to the IVD community, especially in times of need.”

For complete information, please visit meridianlifescience.com/molecular-dx-reagents.

About Meridian Bioscience, Inc.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic products. We are dedicated to developing and delivering better solutions that give answers with speed, accuracy and simplicity that are redefining the possibilities of life from discovery to diagnosis. Through discovery and development, we provide critical life science raw materials used in immunological and molecular tests for human, animal, plant, and environmental applications. Through diagnosis, we provide diagnostic solutions in areas including gastrointestinal and upper respiratory infections and blood lead level testing.  We build relationships and provide solutions to hospitals, reference laboratories, research centers, veterinary testing centers, physician offices, diagnostics manufacturers, and biotech companies in more than 70 countries around the world.

Meridian’s shares are traded on the NASDAQ Global Select Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

Contact:
Jack Kenny
Chief Executive Officer
Meridian Bioscience, Inc.
Phone:  513.271.3700
Email: mbi@meridianbioscience.com
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